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                                               Filed Pursuant to Rule 424(b)(1)
                                                     Registration No. 333-88320

                           BROOKS-PRI AUTOMATION, INC.

                                  COMMON STOCK

                                  68,973 SHARES

                                 ---------------

         The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

         The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS". On May 23, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $30.85 per share.

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated May 24, 2002.
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                                TABLE OF CONTENTS

         PROSPECTUS SUMMARY........................................    3
         RISK FACTORS..............................................    4
         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........    16
         USE OF PROCEEDS...........................................    17
         SELLING STOCKHOLDERS......................................    17
         PLAN OF DISTRIBUTION......................................    18
         LEGAL MATTERS.............................................    19
         EXPERTS...................................................    19
         WHERE YOU CAN FIND MORE INFORMATION.......................    20

                                 ---------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 ---------------





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                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                ABOUT BROOKS-PRI

         Brooks-PRI Automation, Inc. ("Brooks") is a leading supplier of integrated factory automation solutions for the global semiconductor manufacturing and related industries. We have distinguished ourselves as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems, factory interface solutions and automation software and integration services.

         We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

         The selling stockholders may offer and sell up to an aggregate of 68,973 shares of our common stock under this prospectus. The selling stockholders obtained their shares they are offering under this prospectus in connection with our acquisition of substantially all of the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc. on February 15, 2002.




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                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                    RISK FACTORS RELATING TO BROOKS' INDUSTRY

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS BROOKS' OPERATING RESULTS AND THE ONGOING DOWNTURN IN THE INDUSTRY COULD SERIOUSLY HARM BROOKS' OPERATING RESULTS.

         Brooks' business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is highly cyclical and is currently experiencing a downturn. Brooks anticipates the downturn will continue during the next few quarters. Despite these industry conditions, Brooks plans to continue to invest in those areas which Brooks believes are important to its long-term growth, such as its infrastructure and information technology systems, customer support, supply chain management and new products. As a result, consistent with its experience in downturns in the past, Brooks believes the current industry downturn will lead to reduced revenues for it and may cause it to incur losses.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS TO FOUNDRIES COULD REDUCE THE NUMBER OF AVAILABLE CUSTOMERS.

         The substantial expense of building or expanding a semiconductor fabrication facility is leading increasing numbers of semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing is shifted to foundries, the number of Brooks' potential customers could decrease, which would increase its dependence on its remaining customers. Recently, consolidation within the semiconductor manufacturing industry has increased. If semiconductor manufacturing is consolidated into a small number of foundries and other large companies, Brooks' failure to win any significant bid to supply equipment to those customers could seriously harm its reputation and materially and adversely affect its revenue and operating results.

BROOKS' FUTURE OPERATIONS COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS HALTED.

         Brooks' future operations depend in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly impair Brooks' operations. Moreover, continued delay in transition to 300mm technology could permit Brooks' competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm Brooks' results of operations. Brooks' merger with PRI on May 14, 2002 does not mitigate this risk. Manufacturers implementing factory automation in 300mm pilot projects typically seek to purchase systems from multiple vendors. To date, nearly all manufacturers with pilot projects have selected PRI's competitors' systems for these projects. Manufacturers' awards to PRI's competitors of early 300mm orders could make it more difficult for Brooks to win orders from those manufacturers for their full-scale 300mm production facilities.

PRI'S DIFFICULTIES WITH PRODUCTION OF ITS TURBOSTOCKER PRODUCT COULD ADVERSELY AFFECT BROOKS' ABILITY TO COMPETE IN THE 300MM WAFER TECHNOLOGY MARKETPLACE.

         In late fiscal 2000 and early fiscal 2001, PRI, which Brooks acquired on May 14, 2002, encountered manufacturing and supply chain problems related to its recently introduced TurboStocker product, which PRI had planned to begin manufacturing in high volume in


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the fourth quarter of fiscal 2000 in response to increased customer demand at the time. These problems caused delays in shipments and in customer acceptance of these systems, and in some cases required repair or retrofit of TurboStockers already installed in the field. PRI's TurboStocker manufacturing problems, to the extent they have undermined or may undermine potential 300mm customers' confidence in PRI's ability to manufacture and deliver complex factory automation systems in a timely manner and at acceptable quality levels, have adversely affected, and may continue to adversely affect, PRI's reputation and, as a result, the competitive position of Brooks in the market for 300mm products.

                  RISK FACTORS RELATING TO BROOKS' ACQUISITIONS

FAILURE OF THE MERGER OF PRI INTO BROOKS TO ACHIEVE POTENTIAL BENEFITS COULD HARM THE BUSINESS AND OPERATING RESULTS OF THE COMBINED COMPANY.

         Brooks acquired PRI in May 2002. Brooks expects that the combination of Brooks and PRI will result in potential benefits for the combined company. The merger will not achieve its anticipated benefits unless Brooks successfully combines its operations with those of PRI and integrates the two companies' products in a timely manner. Integrating Brooks and PRI will be a complex, time consuming and expensive process and may result in revenue disruption if not completed in a timely and efficient manner. The companies must operate as a combined organization using common:

    -    sales, marketing, service and support organizations;

    -    information communication systems;

    -    operating procedures;

    -    financial controls; and

    - human resource practices, including benefit, training and professional development programs.

         There may be substantial difficulties, costs and delays involved in integrating Brooks and PRI. These could include:

    -    distracting management from the business of the combined company;

    -    supply chain coordination;

    -    problems with compatibility of business cultures;

    - customer perception of an adverse change in service standards, business focus, billing practices or product and service offerings;

    - costs and inefficiencies in delivering products and services to the customers of the combined company;

    - problems in successfully coordinating the research and development efforts of the combined company;

    -    integrated sales, support and product marketing;

    - costs and delays in implementing common systems and procedures, including financial accounting and enterprise resource planning systems; and

    - the inability to retain and integrate key management, research and development, technical sales and customer support personnel.

         Further, we cannot assure you that the combined company will realize any of the anticipated benefits and synergies of the merger. Any one or all of the factors identified above or identified in "Risk Factors Relating to Brooks' Industry" and "Risk Factors Relating to Brooks' Operations," identified below, could cause increased operating costs, lower than anticipated financial performance, or the loss of customers, employees or business partners. The failure to integrate Brooks and PRI successfully will have a material adverse


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effect on the business, financial condition and results of operations of the combined company.

BROOKS' BUSINESS COULD BE HARMED IF BROOKS FAILS TO ADEQUATELY INTEGRATE THE OPERATIONS OF THE BUSINESSES IT HAS ACQUIRED.

         Brooks recently merged with PRI and has completed a number of acquisitions in a short period of time. Brooks' management must devote substantial time and resources to the integration of the operations of its acquired businesses with its core business and its other acquired businesses. If Brooks fails to accomplish this integration efficiently, Brooks may not realize the anticipated benefits of its acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of its acquired businesses, presents a significant challenge to Brooks' management. This is compounded by the challenge of simultaneously managing a larger entity. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

    -    assimilating products and designs into integrated solutions;

    - informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into Brooks' overall operations;

    -    integrating personnel with disparate business backgrounds and cultures;

    -    defining and executing a comprehensive product strategy;

    -    managing geographically remote units;

    - managing the risks of entering markets or types of businesses in which Brooks has limited or no direct experience; and

    -    minimizing the loss of key employees of the acquired businesses.

         If Brooks delays the integration or fails to integrate an acquired business or experiences other unforeseen difficulties, the integration process may require a disproportionate amount of Brooks' management's attention and financial and other resources. Brooks' failure to adequately address these difficulties could harm its business and financial results.

BROOKS' BUSINESS MAY BE HARMED BY ACQUISITIONS BROOKS COMPLETES IN THE FUTURE.

         Brooks plans to continue to pursue additional acquisitions of related businesses. Brooks' identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on Brooks' business, diversion of Brooks' management's attention and risks associated with unanticipated problems or latent liabilities. If Brooks is successful in pursuing future acquisitions, Brooks may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect Brooks' results of operations and be dilutive to its stockholders. If Brooks spends significant funds or incurs additional debt, Brooks' ability to obtain financing for working capital or other purposes could decline, and Brooks may be more vulnerable to economic downturns and competitive pressures. Brooks cannot guarantee that it will be able to finance additional acquisitions or that it will realize any anticipated benefits from acquisitions that Brooks completes. Should Brooks successfully acquire another business, the process of integrating acquired operations into Brooks' existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of Brooks' existing business.

                   RISK FACTORS RELATING TO BROOKS' OPERATIONS

BROOKS' SALES VOLUME SUBSTANTIALLY DEPENDS ON THE SALES VOLUME OF BROOKS' ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY END-USER SEMICONDUCTOR MANUFACTURING COMPANIES.

         Brooks sells a majority of its tool automation products to original equipment manufacturers that incorporate Brooks' products into their equipment. Therefore, Brooks' revenues depend on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. Approximately 40% of Brooks' total revenue for the quarter ended December 31, 2001 and approximately 56% of Brooks' total revenue in fiscal 2001 comes from sales to original equipment manufacturers. Almost all of PRI's


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revenue from its OEM Systems division, which accounted for approximately 17% of
PRI's total net revenue for the quarter ended December 31, 2001 and approximately 39% of PRI's total net revenue in fiscal 2001, comes from sales to original equipment manufacturers. Approximately 29% and 51% of the combined revenue of Brooks and PRI came from sales to these customers in the quarter ended December 31, 2001 and fiscal 2001, respectively.

         Brooks also generates significant revenues from large orders from semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Brooks' revenues depend, in part, on continued capital investment by semiconductor manufacturing companies. Approximately 60% of Brooks' total revenue for the quarter ended December 31, 2001 and approximately 44% of Brooks' total revenue in fiscal 2001, comes from sales to semiconductor manufacturing companies. Almost all of PRI's revenue from its Factory Systems and Software Systems divisions, which accounted for approximately 83% of PRI's total net revenue for the quarter ended December 31, 2001 and approximately 61% of PRI's total net revenue in fiscal 2001, comes from sales to semiconductor manufacturing companies. Approximately 71% and 49% of the combined revenue of Brooks and PRI came from sales to these customers in the quarter ended December 31, 2001 and fiscal 2001, respectively.

DEMAND FOR BROOKS' PRODUCTS FLUCTUATES RAPIDLY AND UNPREDICTABLY, WHICH MAKES IT DIFFICULT TO MANAGE ITS BUSINESS EFFICIENTLY AND CAN REDUCE ITS GROSS MARGINS AND PROFITABILITY.

         Brooks' expense levels are based in part on its expectations for future demand. Many expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. The rapid and unpredictable shifts in demand for Brooks' products make it difficult to plan manufacturing capacity and business operations efficiently. If demand is significantly below expectations, Brooks may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave Brooks with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. For example, as a result of the current industry downturn, PRI recorded special charges in the second and fourth quarters of fiscal year 2001 in the aggregate amount of $9.7 million relating to inventory write-downs and costs associated with order cancellations. Brooks' ability to reduce expenses is further constrained because it must continue to invest in research and development to maintain its competitive position and to maintain service and support for its existing global customer base. Conversely, in sudden upturns, Brooks sometimes incurs significant expenses to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These expenses could reduce its gross margins and overall profitability. Any of these results could seriously harm Brooks' business.

BROOKS RELIES ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF ITS REVENUES AND BUSINESS.

         Brooks receives a significant portion of its revenues in each fiscal period from a relatively limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, could adversely affect Brooks' revenue, business and reputation. Sales to Brooks' ten largest customers accounted for approximately 39% of total revenues in the first quarter of fiscal 2002, 37% of total revenues in fiscal 2001, and 40% of total revenues in fiscal 2000. Sales to PRI's top ten customers accounted for 61% of PRI's total net revenue in fiscal 2001 and 54% in fiscal 2000. In fiscal 2001, sales to Intel accounted for 21% and sales to KLA-Tencor accounted for 11% of PRI's total net revenue.

DELAYS IN OR CANCELLATION OF SHIPMENTS OR CUSTOMER ACCEPTANCE OF A FEW OF BROOKS' LARGE ORDERS COULD SUBSTANTIALLY DECREASE ITS REVENUES OR REDUCE ITS STOCK PRICE.

         Historically, a substantial portion of Brooks' quarterly and annual revenues has come from sales of a small number of large orders. Some of Brooks' products have high selling prices compared to Brooks' other products. As a result, the timing of when Brooks recognizes revenue from one of these large orders can have a significant impact on its total revenues and operating results for a particular period because its sales in that fiscal period could fall significantly below the expectations of financial analysts and investors. This could cause the value of its common stock to fall. Brooks' operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

BROOKS DOES NOT HAVE LONG-TERM CONTRACTS WITH ITS CUSTOMERS AND BROOKS' CUSTOMERS MAY CEASE PURCHASING BROOKS' PRODUCTS AT ANY TIME.

         Brooks generally does not have long-term contracts with its customers. As a result, Brooks' agreements with its customers do not provide any assurance of future sales. Accordingly:

    - Brooks' customers can cease purchasing its products at any time without penalty;


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    -    Brooks' customers are free to purchase products from Brooks'
         competitors;

    -    Brooks is exposed to competitive price pressure on each order; and

    -    Brooks' customers are not required to make minimum purchases.

BROOKS' SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT BROOKS' OPERATING RESULTS.

         The number of projects Brooks is pursuing for its systems integration services business has grown significantly recently. This business consists of integrating combinations of Brooks software and hardware products to provide more comprehensive solutions for Brooks' end-user customers. The delivery of these services typically is complex, requiring that Brooks coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. Brooks is in the early stages of developing this business and it is subject to the risks attendant to entering a business in which it has limited direct experience. In addition, Brooks' ability to supply these services and increase its revenues is limited by its ability to retain, hire and train systems integration personnel. Brooks believes that there is significant competition for personnel with the advanced skills and technical knowledge that it needs. Some of Brooks' competitors may have greater resources to hire personnel with those skills and knowledge. Brooks' operating margins could be adversely impacted if it does not effectively hire and train additional personnel or deliver systems integration services to its customers on a satisfactory and timely basis consistent with its budgets.

BROOKS' LENGTHY SALES CYCLE REQUIRES IT TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT BROOKS WILL GENERATE REVENUE.

         Brooks' tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from its original equipment manufacturer customers, Brooks must develop products for selection by a potential customer at the design stage. This often requires Brooks to make significant expenditures without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. Brooks cannot guarantee that the equipment manufactured by its original equipment manufacturing customers will be commercially successful. If Brooks or its original equipment manufacturing customers fails to develop and introduce new products successfully and in a timely manner, Brooks' business and financial results will suffer.

         Brooks also must complete successfully a costly evaluation and proposal process before Brooks can achieve volume sales of Brooks factory automation software and systems to customers. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. Brooks cannot guarantee that it will continue to satisfy evaluations by its end-user customers.

BROOKS' OPERATING RESULTS WOULD BE HARMED IF ONE OF ITS KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR BROOKS' PRODUCTS.

         Brooks currently obtains many of its components on an as needed, purchase order basis. Generally, Brooks does not have any long-term supply contracts with its vendors and believes many of its vendors have been taking cost containment measures in response to the industry downturn. When demand for semiconductor manufacturing equipment increases, Brooks' suppliers face significant challenges in delivering components on a timely basis. Brooks' inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This could create customer dissatisfaction, cause lost revenue and otherwise materially and adversely affect Brooks' operating results. Delays on Brooks' part could also cause it to incur contractual penalties for late delivery.

AS A RESULT OF THE ACQUISITION OF PRI, BROOKS IS BECOMING INCREASINGLY DEPENDENT ON SUBCONTRACTORS AND ONE OR A FEW SUPPLIERS FOR SOME COMPONENTS AND MANUFACTURING PROCESSES.

         For some products, or components or specialized processes that PRI uses in its products, PRI depends on subcontractors or has available only one or a few suppliers. For example, PRI's TurboStocker, AeroLoader, AeroTrak and Guardian products each include components and assemblies for which PRI has qualified, or for which there exists, only one supplier or a small number of suppliers. In general, PRI does not have long-term agreements with these suppliers, or agreements that obligate them to supply all of PRI's requirements for such components or assemblies. Also, PRI relies on Shinsung Engineering Co. Ltd. to manufacture its TurboStocker product for delivery in the Asian market and to provide related customer support. PRI has a Master Engineering Services Agreement with Shinsung, which provides the general terms and conditions under which PRI may from time to time request that Shinsung perform


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engineering projects to PRI. The scope of each project and the related price and other terms are defined in separate statements of work to be agreed upon by PRI and Shinsung. The agreement provides that all intellectual property created by Shinsung in the course of any such project will belong to PRI. PRI also has a Master Manufacturing Services Agreement with Shinsung, which provides the general terms and conditions under which PRI may from time to time request that Shinsung manufacture products for PRI. The specifications for any products to be manufactured, and related price and other terms, are to be defined in one or more separate purchase orders to be issued by PRI to Shinsung. These agreements with Shinsung are non-exclusive, contain customary provisions entitling either party to terminate the agreement in the event of a material breach of the agreement by, or the insolvency of, the other party, and also may be terminated by PRI at any time for its convenience. The agreements both expire in October 2004. PRI's reliance on subcontractors gives PRI less control over the manufacturing process and exposes PRI to significant risks, especially inadequate capacity, late delivery, substandard quality and high costs. PRI intends to outsource additional aspects of its manufacturing operations to subcontractors and suppliers. PRI could experience disruption in obtaining products or needed components and may be unable to develop alternatives in a timely manner. If PRI is unable to obtain adequate deliveries of products or components for an extended period of time, PRI may have to pay more for inventory, parts and other supplies, seek alternative sources of supply or delay shipping products to its customers. These outcomes could damage PRI's relationships with customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm Brooks' business.

         PRI's dependence on third-party suppliers could harm its ability to negotiate the terms of its future business relationships with these parties, and PRI may be unable to replace any of them on terms favorable to it. In addition, outsourcing PRI's manufacturing to third parties may require PRI to share its proprietary information with these suppliers. Although PRI enters into confidentiality agreements with these third parties, these agreements may not adequately protect PRI's proprietary information.

BROOKS MAY EXPERIENCE DELAYS AND TECHNICAL DIFFICULTIES IN NEW PRODUCT INTRODUCTIONS AND MANUFACTURING, WHICH CAN ADVERSELY AFFECT ITS REVENUES, GROSS MARGINS AND NET INCOME.

         Because Brooks' systems are complex, there can be a significant lag between the time Brooks introduces a system and the time it begins to produce that system in volume. As technology in the semiconductor industry becomes more sophisticated, Brooks is finding it increasingly difficult to design and integrate complex technologies into its systems, to procure adequate supplies of specialized components, to train its technical and manufacturing personnel and to make timely transitions to high-volume manufacturing. Many customers also require customized systems, which compound these difficulties. Brooks sometimes incurs substantial unanticipated costs to ensure that its new products function properly and reliably early in their life cycle. These costs could include greater than expected installation and support costs or increased materials costs as a result of expedited changes. Brooks may not be able to pass these costs on to its customers. In addition, Brooks has experienced, and may continue to experience, difficulties in both low and high volume manufacturing. Any of these results could seriously harm Brooks' business.

         For example, beginning late in the third quarter of fiscal 2000, PRI encountered manufacturing and supply chain problems relating to its TurboStocker product, which PRI had planned to begin manufacturing in high volume in the fourth quarter of fiscal 2000 in response to increased customer demand at that time. These problems have delayed shipments and customer acceptance, which caused PRI's revenues for fiscal 2000 and 2001 to be lower than expected and also contributed to its net losses for these periods. Since PRI discovered these problems, it has incurred expenditures of $15.4 million to address them, consisting of approximately $3.4 million for associated engineering costs, $5.7 million of additional warranty costs, and $6.3 million to repair or retrofit TurboStockers already installed in the field where necessary. These costs also contributed to PRI's losses for these periods. Of these costs, the $6.3 million reserve for repairs and retrofits was recorded as a special charge in the fourth quarter of PRI's fiscal year 2001. The balance of the costs were recorded in PRI's results of operations during the period beginning with the fourth quarter of its fiscal year 2000 and ending with the last quarter of its fiscal year 2001. PRI has also consolidated its TurboStocker manufacturing operations into a single location, upgraded its enterprise resource planning system and outsourced additional manufacturing of components and subassemblies. PRI's efforts to date may be insufficient to resolve its manufacturing problems with its TurboStocker, and PRI may encounter similar difficulties and delays in the future.

         Moreover, on occasion Brooks has failed to meet its customers' delivery or performance criteria, and as a result Brooks has deferred revenue recognition and incurred late delivery penalties and had higher warranty and service costs. These failures could continue and could also cause Brooks to lose business from those customers and suffer long-term damage to its reputation.

BROOKS MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

         Brooks needs to retain a substantial number of employees with technical backgrounds for both its hardware and software engineering, manufacturing, sales and support staffs. The market for these employees is intensively competitive, and Brooks has

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occasionally experienced delays in hiring qualified personnel. Due to the cyclical nature of the demand for its products and the current downturn in the semiconductor market, Brooks recently reduced its workforce as a cost reduction measure. If the semiconductor market experiences an upturn, Brooks may need to rebuild its workforce. Due to the competitive nature of the labor markets in which Brooks operates, this type of employment cycle increases Brooks' risk of being unable to retain and recruit key personnel. Brooks' inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect its ability to develop, manufacture, install and support its products and may result in lost revenue and market share if customers seek alternative solutions.

BROOKS' INTERNATIONAL BUSINESS OPERATIONS EXPOSE IT TO A NUMBER OF DIFFICULTIES IN COORDINATING ITS ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

         Sales to customers outside North America accounted for approximately 61% of Brooks' total revenues in the quarter ended December 31, 2001, 50% in fiscal 2001, 48% in fiscal 2000, and 43% in fiscal 1999. Sales to customers outside the United States accounted for approximately 32% of PRI's total revenues in the quarter ended December 31, 2001, 38% in fiscal 2001, 36% in fiscal 2000 and 33% in fiscal 1999. Brooks anticipates that international sales will continue to account for a significant portion of its revenues. Many of Brooks' vendors are located in foreign countries. As a result of its international business operations, Brooks is subject to various risks, including:

         - difficulties in staffing and managing operations in multiple locations in many countries;

         - difficulties in managing distributors, representatives and third party systems integrators;

         - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

         -    longer sales-cycles;

         -    possible adverse tax consequences;

         -    fewer legal protections for intellectual property;

         - governmental currency controls and restrictions on repatriation of earnings;

         -    changes in various regulatory requirements;

         -    political and economic changes and disruptions; and

         -    export/import controls and tariff regulations.

         To support its international customers, Brooks maintains locations in several countries, including Belgium, Canada, China, Germany, Japan, Malaysia, Singapore, South Korea, Switzerland, Taiwan and the United Kingdom. Brooks cannot guarantee that it will be able to manage these operations effectively. Brooks cannot assure you that its investment in these international operations will enable it to compete successfully in international markets or to meet the service and support needs of its customers, some of whom are located in countries where Brooks has no infrastructure.

         Although Brooks' international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for Brooks to compete with foreign manufacturers on price. If Brooks' international sales increase relative to its total revenues, these factors could have a more pronounced effect on Brooks' operating results.

BROOKS MUST CONTINUALLY IMPROVE ITS TECHNOLOGY TO REMAIN COMPETITIVE.

         Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. Brooks believes its success depends in part upon its ability to enhance its existing products and to develop and market new products to meet customer needs, even in industry downturns. For example, as the semiconductor industry transitions from 200mm manufacturing technology to 300mm technology, Brooks believes it is important to its future success to develop and sell new products that are compatible with 300mm technology. If competitors introduce new technologies or new products, Brooks' sales could decline and its existing products could lose market acceptance. Brooks cannot guarantee that it will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of Brooks' product development and introduction depends on a number of factors, including:

         - accurately identifying and defining new market opportunities and products;

         -    completing and introducing new product designs in a timely manner;

         -    market acceptance of Brooks' products and its customers' products;

         -    timely and efficient software development, testing and process;

         - timely and efficient implementation of manufacturing and assembly processes;

         -    product performance in the field;

         -    development of a comprehensive, integrated product strategy; and

         - efficient implementation and installation and technical support services.

         Because Brooks must commit resources to product development well in advance of sales, its product development decisions must anticipate technological advances by leading semiconductor manufacturers. Brooks may not succeed in that effort. Its inability to select, develop, manufacture and market new products or enhance its existing products could cause it to lose its competitive position and could seriously harm its business.

BROOKS FACES SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR BROOKS' PRODUCTS OR SERVICES.

         The markets for Brooks' products are intensely competitive. Brooks may be unable to compete successfully.

         Brooks believes the primary competitive factors in the tool automation systems segment are throughput, reliability, contamination control, accuracy and price/performance. Brooks believes that its primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like Brooks. Many of these original equipment manufacturers have substantially greater resources than Brooks does. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. Brooks may not be successful in selling its products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of Brooks products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become Brooks competitors.

         Brooks believes that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, Brooks competes directly with Asyst, Rorze, Fortrend, Newport, TDK, Yasakawa and Hirata. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

         Brooks believes that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation and process control solutions are product functionality, price/performance, ease of use, ease of integration and installation, hardware and software platform compatibility, costs to support and maintain, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. Brooks directly competes in this market with various competitors, including Applied Materials-Consilium, IBM, Si-view, Compaq, TRW, Camstar and numerous small, independent software companies. Brooks also competes with the in-house software staffs of semiconductor manufacturers like NEC, Texas Instruments and Intel. Most of those manufacturers have substantially greater resources than Brooks does.

         Brooks' factory automation systems division competes with Daifuku, Murata Machinery, Shinko Electric and a number of other smaller foreign and domestic manufacturers of automated machinery used in semiconductor fabrication facilities. The primary competitive factors in the market are quality, robustness and performance, price, ease of integration, vendor reputation, financial stability, support and on-time delivery.

BROOKS' RECENT RAPID GROWTH IS STRAINING ITS OPERATIONS AND REQUIRING IT TO INCUR COSTS TO UPGRADE ITS INFRASTRUCTURE.

         During fiscal 2000 and 2001, Brooks experienced extremely rapid growth in its operations, its product offerings and the geographic area of its operations. The merger with PRI will continue this trend. Brooks' growth has placed a significant strain on its management, operations and financial systems. Brooks' future operating results will depend in part on its ability to continue to implement and improve its operating and financial controls and management information systems. If Brooks fails to manage its growth effectively, its financial condition, results of operations and business could be harmed.

MUCH OF BROOKS' SUCCESS AND VALUE LIES IN ITS OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, AND BROOKS' FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT ITS FUTURE OPERATIONS.

         Brooks' ability to compete is heavily affected by its ability to protect its intellectual property. Brooks relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps Brooks has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Brooks' patents could be invalidated or circumvented. The laws of certain foreign countries in which Brooks products are or may be developed, manufactured or sold may not fully protect Brooks' products. This may make the possibility of piracy of Brooks' technology and products more likely. Brooks cannot guarantee that the steps Brooks has taken to protect its intellectual property will be adequate to prevent misappropriation of its technology. Other companies could independently develop similar or superior technology without violating Brooks' proprietary rights. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Brooks may engage in litigation to:

         -    enforce its patents;

         -    protect its trade secrets or know-how;

         - defend itself against claims alleging it infringes the rights of others; or

         - determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost to Brooks and divert the attention of Brooks' management, which could harm its operating results and its future operations.

BROOKS' OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of Brooks' technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Brooks' business. Brooks cannot predict the extent to which it may be required to seek licenses or alter its products so that they no longer infringe the rights of others. Brooks cannot guarantee that the terms of any licenses it may be required to seek will be reasonable. Similarly, changing Brooks' products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of its products. A party making a claim of infringement could secure a judgment against Brooks that requires it to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Brooks from selling its products. Any claim of infringement by a third party also could cause Brooks to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of Brooks' management. Any of these events could seriously harm Brooks' business.

BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

         Brooks received notice from General Signal Corporation alleging certain of Brooks' tool automation products that Brooks sells to semiconductor process tool manufacturers infringed General Signal's patent rights. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against Brooks and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by Brooks, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents. Brooks cannot guarantee that it would prevail in any litigation by Applied Materials seeking damages or expenses from Brooks or to enjoin Brooks from selling its products on the basis of the alleged patent infringement, or that a license for any of the alleged infringed patents will be available to Brooks on reasonable terms, if at all. A substantial portion of Brooks' revenues for the quarter ended December 31, 2001 and for fiscal 2001 derive from the products that are alleged to infringe.

BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF ASYST TECHNOLOGIES,
INC.

         Brooks acquired certain assets, including a transport system known as IridNet, from the Infab division of Jenoptik AG on September 30, 1999. Asyst Technologies, Inc. had previously filed suit against Jenoptik AG and other defendants, claiming that products of the defendants, including IridNet, infringe Asyst's patents. This ongoing litigation may ultimately affect certain products sold by Brooks. Brooks has received notice that Asyst may amend its complaint to name Brooks as an additional defendant. Based on Brooks' investigation of Asyst's allegations, Brooks does not believe it is infringing any claims of Asyst's patents. Brooks intends to continue to support Jenoptik to argue vigorously, among other things, the position that the IridNet system does not infringe the Asyst patents. If Asyst prevails in prosecuting its case, Asyst may seek to prohibit Brooks from developing, marketing and using the IridNet product without a license. Because patent litigation can be extremely expensive, time-consuming, and its outcome uncertain, Brooks may seek to obtain licenses to the disputed patents. Brooks cannot guarantee that licenses will be available to it on reasonable terms, if at all. If a license from Asyst is not available, Brooks could be forced to incur substantial costs to reengineer the IridNet system, which could diminish its value. In any case, Brooks may face litigation with Asyst. Such litigation could be costly and would divert Brooks management's attention and resources. In addition, even though sales of IridNet comprise a small percentage of Brooks' revenues, if Brooks does not prevail in such litigation, Brooks could be forced to pay significant damages or amounts in settlement. Jenoptik has indemnified Brooks for losses Brooks may incur in this action.

BROOKS' SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

         Complex software products like Brooks' can contain errors or defects, particularly when Brooks first introduces new products or when it releases new versions or enhancements. Any defects or errors could result in lost revenue or a delay in market acceptance, which would seriously harm Brooks' business and operating results. Brooks has occasionally discovered software errors in its new software products and new releases after their introduction, and Brooks expects that this will continue. Despite internal testing and testing by current and potential customers, Brooks' current and future products may contain serious defects.

         Because many of Brooks' customers use their products for business-critical applications, any errors, defects or other performance problems could result in financial or other damage to Brooks' customers and could significantly impair their operations. Brooks' customers could seek to recover damages from Brooks for losses related to any of these issues. A product liability claim brought against Brooks, even if not successful, would likely be time-consuming and costly to defend and could adversely affect Brooks' marketing efforts.

THE IMPACT OF TERRORIST THREATS ON THE GENERAL ECONOMY COULD DECREASE BROOKS' REVENUES.

         On September 11, 2001, the United States was subject to terrorist attacks at the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. The potential near- and long-term impact these attacks may have in regards to Brooks' suppliers and customers, markets for their products and the U.S. economy are uncertain. There may be other potential adverse effects on Brooks' operating results due to this significant event that Brooks cannot foresee.

                RISK FACTORS RELATING TO THE BROOKS COMMON STOCK

BROOKS' OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT ITS BUSINESS AND ITS STOCK PRICE.

         Brooks' revenues, margins and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

         -    the level of demand for semiconductors in general;

         - cycles in the market for semiconductor manufacturing equipment and automation software;

         - the timing, rescheduling, cancellation and size of orders from Brooks' customer base;

         - Brooks' ability to manufacture, test and deliver products in a timely and cost-effective manner;

         -    Brooks' success in winning competitions for orders;

         - the timing of Brooks' new product announcements and releases and those of its competitors;

         -    the mix of products it sells;

         -    the timing of any acquisitions and related costs;

         -    competitive pricing pressures; and

         - the level of automation required in fab extensions, upgrades and new facilities.

         Brooks entered the factory automation software business in fiscal 1999. A portion of Brooks' revenues from this business will depend on achieving project milestones. As a result, Brooks' revenue from this business will be subject to fluctuations depending upon a number of factors, including whether Brooks can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

BROOKS' STOCK PRICE IS VOLATILE.

         The market price of the Brooks common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of Brooks' common stock rose from approximately $35.45 to $62.61 per share and between August 28, 2001 and September 28, 2001, the price of the Brooks common stock dropped from approximately $48.15 to $26.59 per share. Consequently, the current market price of the Brooks common stock may not be indicative of future market prices, and Brooks may be unable to sustain or increase the value of an investment in its common stock. Factors affecting Brooks' stock price may include:

         -    variations in operating results from quarter to quarter;

         - changes in earnings estimates by analysts or Brooks' failure to meet analysts' expectations;

         - changes in the market price per share of Brooks' public company customers;

         -    market conditions in the industry;

         -    general economic conditions;

         -    low trading volume of Brooks common stock; and

         -    the number of firms making a market in Brooks common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like Brooks. These market fluctuations could adversely affect the market price of the Brooks common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF BROOKS' MANAGEMENT TEAM, OWNS A SUBSTANTIAL NUMBER OF SHARES OF BROOKS COMMON STOCK AND ARE PARTIES TO A VOTING AGREEMENT, THEIR DECISIONS MAY BE DETRIMENTAL TO YOUR INTERESTS.

         By virtue of their stock ownership and voting agreement, Robert J. Therrien, Brooks' president and chief executive officer, and Jenoptik AG have the power to significantly influence Brooks' affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of Brooks' directors, amendments to Brooks' certificate of incorporation, mergers, sales of assets and other acquisitions or sales. These stockholders may exercise their influence over Brooks in a manner detrimental to your interests. As of March 31, 2002, Mr. Therrien and M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, beneficially owned approximately 8.9% of the Brooks common stock.

         Brooks has a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG under which M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of Brooks' board of directors.

PROVISIONS OF BROOKS' CERTIFICATE OF INCORPORATION, BYLAWS, CONTRACTS AND 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008 MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR BROOKS' COMMON STOCK.

         Brooks' certificate of incorporation and bylaws contain provisions that may make an acquisition of Brooks more difficult and discourage changes in Brooks' management. These provisions could limit the price that investors might be willing to pay for shares of Brooks' common stock. In addition, Brooks has adopted a shareholder rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase Brooks common stock at a price substantially discounted from the then applicable market price of Brooks common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for Brooks that is not approved by Brooks' board of directors. Accordingly, the rights plan could have an adverse impact on Brooks' stockholders who might want to vote in favor of a merger or participate in a tender offer. In addition, Brooks may issue shares of preferred stock upon terms the board of directors deems appropriate without stockholder approval. Brooks' ability to issue preferred stock in such a manner could enable its board of directors to prevent changes in its management or control. Finally, upon a change of control of Brooks, Brooks may be required to repurchase convertible subordinated notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase. Such a repurchase of the notes would represent a substantial cash outflow; accordingly, the repayment of the notes upon a change of control of Brooks could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of Brooks.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements"' within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Brooks, which are usually identified by the use of words such as "will," "may,"' "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

         These forward-looking statements reflect our current views and expectations about Brooks' plans, strategies and prospects, which are based on the information currently available and on current assumptions.

         We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 4 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause actual results, performances or achievements of Brooks to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

         -    market acceptance of new products;

         -    competition in the industry;

         -    the ability to satisfy demand for our products;

         -    exchange rate fluctuations;

         -    the availability of debt and equity financing;

         -    the development of new competitive technologies;

         -    the availability of key components for our products;

         -    future acquisitions;

         -    the availability of qualified personnel;

         - international, national, regional and local economic and political changes;

         -    general economic conditions; and

         - trends affecting the semiconductor industry, our financial conditions or results of operations.

         You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders are listed on the table below. The selling stockholders acquired shares of our common stock from us in connection with our acquisition of substantially all of the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc. We issued the shares registered hereunder pursuant to exemptions from the registration requirements of the Securities Act of 1933. Under the terms of the asset purchase agreement regarding the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc., we have agreed to register the shares of our common stock acquired by the selling stockholders hereunder.

         Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

         The information with regard to each selling stockholder in the table below is based upon information provided to us by each selling stockholder as of May 15, 2002. The shares listed below represent the shares that each selling stockholder currently beneficially owns and the number of shares each selling stockholder indicated it plans to offer.

         The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder named below:


                                            SHARES BENEFICIALLY OWNED                       SHARES BENEFICIALLY OWNED
                                            AND OWNERSHIP PERCENTAGE    NUMBER OF SHARES      AND OWNERSHIP PERCENTAGE
SELLING STOCKHOLDER                             PRIOR TO OFFERING         BEING OFFERED            AFTER OFFERING
-------------------                         ------------------------    ----------------    --------------------------
Steven J. Gordon, Ph.D.                                   61,049(*)         61,0493                     0 (0%)
Laurence Chin                                              4,948(*)           4,948                     0 (0%)
Jeffrey Davis                                                645(*)             645                     0 (0%)
James Barbookles                                             538(*)             538                     0 (0%)
Neil Aronson                                                 538(*)             538                     0 (0%)
Peter Mottla                                                 538(*)             538                     0 (0%)
Richard Couto                                                717(*)             717                     0 (0%)
Any future transferee, pledgee,
donee or successor of the
selling stockholders(1)
*  Less than 1%


--------------
(1) Information about other selling stockholders will be set forth in prospectus supplements, if required.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. The selling stockholders include their respective pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. A supplement to this prospectus may be filed naming that successor-in-interest prior to consummating a sale hereunder. The selling stockholders may offer their shares of Brooks common stock at various times in one or more of the following transactions:

         -    on one or more exchange;

         -    in the over the counter market;

         - in private transactions other than an exchange or in the over the counter market;

         - in connection with short sales of the shares of Brooks common stock;

         -    by pledge to secure debts and other obligations;

         - in connection with the writing of non-traded and exchange-traded call options,

         - in hedge transactions and in settlement of other transactions or over the counter options; or

         -    in a combination of any of the above transactions.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act. If any of the selling stockholders was deemed an underwriter, that selling stockholder might be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear their own counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

         The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

         There can be no assurance that the selling stockholders will sell any or all of their shares of Brooks common stock offered hereunder.

         The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by selling stockholder and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         Pursuant to the agreements relating to our acquisition of Intelligent Automation Systems, Inc. and IAS Products, Inc., we and each selling stockholder who acquired shares of our common stock pursuant to such agreement will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

                                     EXPERTS

         The audited financial statements incorporated in this prospectus by reference to the annual report on Form 10-K/A of Brooks Automation, Inc. for the year ended September 30, 2001, except as they relate to Irvine Optical Company, LLC for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of PRI Automation, Inc., incorporated in this prospectus by reference to Brooks-PRI Automation, Inc.'s Current Report on Form 8-K/A filed May 15, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of General Precision, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.'s current report on Form 8-K/A dated October 5, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). Brooks has incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until each selling stockholder sells all of its Brooks common stock:

         -    Annual Report on Form 10-K/A for the year ended September 30,
              2001;

         -    Current Report on Form 8-K filed on October 19, 2001;

         -    Current Report on Form 8-K filed on October 22, 2001;

         -    Current Report on Form 8-K filed on October 26, 2001;

         -    Current Report on Form 8-K filed on February 7, 2002;

         -    Current Report on Form 8-K filed on March 1, 2002;

         -    Current Report on Form 8-K/A filed on April 4, 2002;

         -    Current Report on Form 8-K/A filed on May 15, 2002;

         - Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2001;

         - The description of our common stock that is contained in our Registration Statement on Form 8-A filed on January 27, 1995; and

         - The description of our preferred share rights that is contained in our Registration Statement on Form 8-A filed on August 7, 1997.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                           Brooks-PRI Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-5799

        You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.




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